Exhibit 99.4

MALIBU BOATS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
________________________________________________________
Malibu Boats, Inc., together with its direct and indirect subsidiaries, is referred to herein collectively as “we,” “our,” “Malibu Boats,” or the “Company.”
On October 15, 2018, (the “Closing Date”), the Company, through its subsidiaries, PB Holdco, LLC (the “Purchaser”) and Malibu Boats, LLC (“Malibu”), completed its acquisition of the Pursuit division (“Pursuit”) of S2 Yachts, Inc., for an aggregate purchase price of $100.0 million in cash (the “Acquisition”). A portion of the purchase price was deposited into an escrow account to secure certain post-closing obligations of the sellers. The Purchaser paid the purchase price for the Acquisition with $50.0 million of cash on hand and $50.0 million of borrowings under its revolving credit facility.
On August 21, 2018, Malibu, as the borrower, entered into the First Incremental Facility Amendment and First Amendment (the “Amendment”) to its existing Second Amended and Restated Credit Agreement dated as of June 28, 2017 (as amended, the “Credit Agreement”), by and among Malibu, Malibu Boats Holdings, LLC, parent of Malibu and a direct subsidiary of the Company, and certain subsidiaries of Malibu parties thereto, as guarantors, the lenders parties thereto, and SunTrust Bank, as administrative agent, swingline lender and issuing bank. The Amendment increased the amount available under the revolving credit facility by $50.0 million (the “Incremental Revolving Commitment”) from $35.0 million to $85.0 million, subject to the satisfaction of certain conditions set forth in the Amendment, including the closing of the Acquisition. Malibu was required to pay a ticking fee at a rate of 0.30% per annum on the $50.0 million Incremental Revolving Commitment until the conditions for the lenders to provide the Incremental Revolving Commitment were met, which occurred on October 15, 2018, the closing date of the Acquisition. As noted above, on October 15, 2018, the Company borrowed $50.0 million under the revolving credit facility in connection with the closing of the Acquisition. Revolving loans made pursuant to the Amendment have terms and conditions identical to revolving loans under the Credit Agreement.
The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of the Company and the historical financial statements of Pursuit and is intended to provide information about how the Acquisition of Pursuit and related financing may have affected the Company’s historical consolidated financial statements. The unaudited pro forma condensed combined statements of operations and comprehensive income information for the year ended June 30, 2018 are presented as if the Acquisition and related financing occurred on July 1, 2017. The unaudited pro forma condensed combined balance sheet as of June 30, 2018 is presented as if the Acquisition and related financing had occurred on June 30, 2018. The pro forma adjustments are described in the accompanying notes and are based upon available information and assumptions that we believe are reasonable at the time of the filing of this report on Form 8-K.
The unaudited pro forma condensed combined statement of operations and comprehensive income for the year ended June 30, 2018 were derived from the Company’s audited consolidated statement of operations and comprehensive income for the year ended June 30, 2018 and Pursuit's unaudited statement of income for the twelve months ended April 28, 2018. Pursuit's unaudited statement of income for the twelve months ended April 28, 2018 was derived by adding the historical financial information included in Pursuit's audited statement of income for the year ended July 29, 2017 and Pursuit’s unaudited statement of income for the nine months ended April 28, 2018, and subtracting Pursuit's unaudited statement of income for the nine months ended April 29, 2017.
We present the unaudited pro forma condensed combined financial statements for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what our financial position or results of operations would have been had we completed the Acquisition as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company.
Pursuit's assets and liabilities acquired are recorded at their estimated fair values. Pro forma purchase price allocation adjustments have been made for the purpose of providing unaudited pro forma condensed combined financial information based on current estimates and currently available information, and are subject to revision based on final, independent determinations of fair value and final allocation of purchase price to the assets and liabilities of the business acquired. Differences between the estimates reflected in the unaudited pro forma condensed combined financial information and the final acquisition accounting will likely occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future consolidated financial condition or results of operations.

Exhibit 99.4

The unaudited pro forma condensed combined statements of operations and comprehensive income do not reflect the realization of any expected cost savings and other synergies resulting from the Acquisition as a result of any cost saving initiatives planned subsequent to the closing of the Acquisition and related financing nor do they reflect any nonrecurring costs directly attributable to the Acquisition and related financing.
The accounting policies used in the presentation of the following unaudited pro forma condensed combined financial information are those set out in the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2018.
The historical financial statements have been adjusted to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the pro forma condensed combined statement of operations and comprehensive income, expected to have a continuing impact on the combined results of operations. The unaudited pro forma condensed combined consolidated financial statements along with the assumptions underlying the pro forma adjustments are described in the accompanying notes and should be read in conjunction with the historical consolidated financial statements contained in the Company’s annual report on Form 10-K for the year ended June 30, 2018 and Pursuit's historical financial statements included in Exhibits 99.2 and 99.3 contained in this Form 8-K.

Exhibit 99.4

MALIBU BOATS, INC. AND SUBSIDIARIES
Pro Forma Consolidated Statements of Operations and Comprehensive Income (Unaudited)
For the Fiscal Year Ended June 30, 2018
(In thousands, except share data)

	Malibu Boats, Inc. Historical	Pursuit Historical	Pro Forma Adjustments		Malibu Boats, Inc. Pro Forma Combined
	Fiscal Year Ended June 30, 2018	Twelve Months Ended April 28, 2018
Net sales	$497,002	$118,720	$—		$615,722
Cost of sales	376,660	97,111	304	(a)	474,075
Gross profit	120,342	21,609	(304)		141,647
Operating expenses:
Selling and marketing	13,718	3,544	—		17,262
General and administrative	31,359	6,045	—		37,404
Amortization	5,198	—	1,544	(b)	6,742
Operating income	70,067	12,020	(1,848)		80,239
Other income (expense):
Other	24,705	—	—		24,705
Interest expense	(5,385)	—	(2,133)	(c)	(7,518)
Other income	19,320	—	(2,133)		17,187
Net income before provision for income taxes	89,387	12,020	(3,981)		97,426
Provision (benefit) for income taxes	58,418	3,850	(1,851)	(d)	60,417
Net income before nonrecurring charges directly attributable to the Acquisition	$30,969	$8,170	$(2,130)		$37,009
Net income attributable to non-controlling interest	3,356	—	430	(e)	3,786
Net income attributable to Malibu Boats, Inc.	$27,613	$8,170	$(2,560)		$33,223

Comprehensive income:
Net income before nonrecurring charges directly attributable to the Acquisition	$30,969	$8,170	$(2,130)		$37,009
Other comprehensive loss, net of tax:
Change in cumulative translation adjustment	(621)	—	—		(621)
Other comprehensive loss, net of tax	(621)	—	—		(621)
Comprehensive income, net of tax	30,348	8,170	(2,130)		36,388
Less: comprehensive income attributable to non-controlling interest, net of tax	3,328	—	—		3,328
Comprehensive income attributable to Malibu Boats, Inc., net of tax	$27,020	$8,170	$(2,130)		$33,060

Weighted average shares outstanding used in computing net income per share:
Basic	20,179,381				20,179,381
Diluted	20,281,210				20,281,210
Net income available to Class A Common Stock per share:
Basic	$1.37				$1.65
Diluted	$1.36				$1.64

Exhibit 99.4

(a)
Includes $0.3 million in additional depreciation related to an increase in the estimated fair value of tangible assets. Does not include an increase of $0.7 million attributable to the nonrecurring estimated fair value step up in inventory assumed as part of the Acquisition.

(b)	Reflects the amortization expense attributable to intangible assets assumed to be acquired as part of the Acquisition.
(c)
Reflects increased interest expense resulting from the borrowings in connection with the Acquisition based on the current interest rate of 4.27%. In connection with the Acquisition, the Company borrowed $50.0 million of borrowings under its revolving credit facility. The increased interest expense does not include the non-recurring ticking fee described above that the Company paid on the $50.0 million Incremental Revolving Commitment.

(d)
Represents the income tax impact of the pro forma adjustments based on the appropriate blended rate for each jurisdiction, including, (i) interest expense on the Company's revolving credit facility used to finance the Acquisition, (ii) amortization expense attributable to intangible assets assumed to be acquired as part of the Acquisition, and (iii) depreciation expense attributable to tangible assets assumed to be acquired as part of the Acquisition.

(e)
The non-controlling interest on the consolidated statement of operations and comprehensive income represents the portion of earnings or loss attributable to the economic interest in the Company's subsidiary, Malibu Boats Holdings, LLC, held by the non-controlling LLC Unit holders. Pro forma adjustments to non-controlling interest reflect, (i) the portion of changes in income attributable to pro forma adjustments that are attributable to non-controlling interests, and (ii) the impact of non-controlling interest on Pursuit's historical income statement. Non-controlling LLC Unit holders ownership in the LLC as of June 30, 2018 is 1,043,186 LLC Units representing 4.8% of the economic interest in the LLC while the Company owns 20,555,348 LLC Units representing a 95.2% interest in the LLC on a pro forma basis as of June 30, 2018.

Exhibit 99.4

MALIBU BOATS, INC. AND SUBSIDIARIES
Pro Forma Consolidated Balance Sheet (Unaudited)
As of June 30, 2018
(In thousands, except share data)

	Malibu Boats, Inc. Historical	Pursuit Historical	Pro Forma Adjustments		Malibu Boats, Inc. Pro Forma Combined
	As of June 30, 2018	As of April 28, 2018
Assets
Current assets
Cash	$61,623	$103	$(50,071)	(a) (b)	$11,655
Trade receivables, net	24,625	3,659	(3,659)	(a)	24,625
Inventories, net	44,268	9,370	(1,199)	(a) (c)	52,439
Prepaid expenses	3,398	605	(395)	(a)	3,608
Total current assets	133,914	13,737	(55,324)		92,327
Property and equipment, net	40,845	7,590	11,393	(d)	59,828
Goodwill	32,230	—	22,403	(e)	54,633
Other intangible assets	94,221	—	53,538	(f)	147,759
Deferred tax asset	64,105	451	(451)	(a) (g)	64,105
Other assets	453	—	175	(h)	628
Total assets	$365,768	$21,778	$31,734		$419,280
Liabilities
Current liabilities
Current maturities of long-term debt	$—	$—	$—		$—
Accounts payable	24,349	3,620	(3,476)	(a)	24,493
Accrued expenses	35,685	8,095	(4,727)	(a)	39,053
Payable pursuant to tax receivable agreement, current portion	3,932	—	—		3,932
Income tax and distribution payable	1,420	—	—		1,420
Total current liabilities	65,386	11,715	(8,203)		68,898
Deferred tax liabilities	341	—	—		341
Payable pursuant to tax receivable agreement, less current portion	51,114	—	—		51,114
Other liabilities	569	775	(775)	(a)	569
Long-term debt, less current maturities	108,487	—	50,000	(i)	158,487
Total liabilities	225,897	12,490	41,022		279,409

Equity
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized; 20,555,348 shares issued and outstanding as of June 30, 2018;	204	—	—		204
Class B Common Stock, par value $0.01 per share, 25,000,000 shares authorized; 17 shares issued and outstanding as of June 30, 2018	—	—	—		—
Preferred Stock, par value $0.01 per share; 25,000,000 shares authorized; no shares issued and outstanding as of June 30, 2018	—	—	—		—
Member units	—	—	—		—
Additional paid in capital	108,360	9,288	(9,288)	(a)	108,360
Accumulated other comprehensive loss	(1,984)	—	—		(1,984)
Accumulated earnings	27,789	—	—		27,789
Total stockholders' equity attributable to Malibu Boats, Inc.	134,369	9,288	(9,288)		134,369
Non-controlling interest	$5,502	$—	$—		$5,502
Total stockholders’ equity	$139,871	$9,288	$(9,288)		$139,871
Total liabilities and equity	$365,768	$21,778	$31,734		$419,280

Exhibit 99.4

(a)
Includes adjustments made for assets not acquired and liabilities not assumed as part of the purchase. Excludes cash of $0.1 million, trade receivables of $3.7 million, inventories of $1.9 million, prepaid expenses of $0.4 million, deferred taxes of $0.4 million, accounts payable of $3.5 million, accrued expenses of $4.7 million, other liabilities of $0.8 million and additional paid in capital of $9.3 million.

(b)
Reflects net cash used by the Company for the Acquisition. In connection with the Acquisition, the Company borrowed $50.0 million of borrowings under its revolving credit facility. The Company paid $99.8 million in cash, using the borrowing under its revolving credit facility and $49.8 million of cash on hand. The purchase price was $100.0 million less a $0.2 million adjustment for certain current liabilities assumed by the Company with respect to, among other things, customer deposits and advance payments. The Company also paid approximately $0.2 million in deferred financing costs related to borrowing under the revolving credit facility.

(c)
Includes an increase of $0.7 million in the estimated fair value of inventory. The allocation of fair value to inventory is based on preliminary estimates; the final acquisition cost allocation may differ materially from the preliminary assessment outlined above. An independent valuation of management's estimate has not been performed at the time of this report. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to goodwill.

(d)
Includes the increase in estimated fair value of tangible assets for pro forma purposes and the contemporaneous purchase of real property of $9.9 million. This allocation is based on preliminary estimates; the final acquisition cost allocation may differ materially from the preliminary assessment outlined above. An independent valuation of management's estimate has not been performed at the time of this report. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to goodwill.

(e)
Reflects the estimated amount of goodwill acquired at the date of the Acquisition. Goodwill represents the total excess of the total purchase price over the fair value of the net assets acquired. This allocation is based on preliminary estimates; the final acquisition cost allocation may differ materially from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to goodwill. Residual goodwill at the date of Acquisition will vary from goodwill presented in the unaudited pro forma condensed combined balance sheet due to changes in the net book value of intangible assets during the period from June 30, 2018 through the date of acquisition as well as results of an independent valuation, which has not been completed at the time of this report.

(f)
Reflects the preliminary estimate of the fair value of the acquired intangible assets, including patents, a trade name, and customer relationship assets of Pursuit. The purchase price allocated to these intangible assets was based on management’s estimate of the fair value of assets purchased, and has not been subject to an independent valuation at the time of this report.

(g)
Reflects no estimated impact to deferred tax assets given uncertainty of impact of final allocation of purchase price and impact of complex corporate tax structure.  Deferred tax assets at the date of Acquisition will vary from deferred tax assets presented in the unaudited pro forma condensed combined balance sheet due to changes during the period from June 30, 2018 through the date of acquisition as well as changes in the book tax differences as a result of an independent valuation, which has not been completed at the time of this estimate.

(h)	Reflects deferred financing cost related to fees associated with borrowing under the revolving credit facility.
(i)	Represents the $50.0 million of borrowings under Malibu’s revolving credit facility, which was used to fund a portion of the purchase price for the Acquisition.